Exhibit 10.1

SIXTH AMENDMENT TO LEASE

THIS SIXTH AMENDMENT TO LEASE (this “Amendment”) is dated as of March 31, 2023 (the “Effective Date”) and is entered into by and between ICON KEYSTONE NJP III OWNER POOL 4 NJ, LLC, a Delaware limited liability company (“Landlord”) and BOONTON ELECTRONIC CORPORATION, a New Jersey corporation (“Tenant”), with reference to the following facts:

A. Landlord and Tenant are the current “landlord” and “tenant”, respectively, under that certain Lease dated as of September 26, 1994, as amended by that certain Letter Agreement dated as of July 30, 1997, that certain Second Amendment to Lease dated as of September 12, 2001, that certain Third Amendment to Lease dated as of May 5, 2011, that certain Fourth Amendment to Lease dated as of February 25, 2014, and that certain Fifth Amendment to Lease Agreement dated as of May 1, 2015 (collectively, the “Original Lease”), pursuant to which Landlord leases unto Tenant, and Tenant leases from Landlord, those certain premises located at 25 Eastmans Road, Suite 100, Parsippany, New Jersey 07054, containing approximately 45,700 rentable square feet (the “Demised Premises”).

B. Landlord and Tenant desire to modify and amend the Lease as set forth in this Amendment.

NOW, THEREFORE, in consideration of the mutual covenants set forth herein and for other good and valuable consideration, the receipt whereof and sufficiency of which are hereby acknowledged, Landlord and Tenant hereby agree as follows:

1. Scope of Amendment; Defined Terms; Incorporation of Recitals. Except as expressly provided in this Amendment, the Original Lease shall remain in full force and effect in all respects and the term “Lease” shall mean the Original Lease as modified by this Amendment. Capitalized terms used but not otherwise defined in this Amendment have the respective meanings given to them in the Original Lease. The preamble and recitals set forth above, and the exhibit attached hereto, are hereby incorporated into this Amendment by this reference in their entirety.

2. Modifications and Amendments. The Original Lease is hereby modified and amended as follows:

(a) Term. The Term is hereby extended for a period of twelve (12) months commencing April 1, 2023 and ending March 31, 2024 (the “Extension Term”). During the Extension Term, all of the provisions of the Original Lease will apply, except as otherwise modified or amended in this Amendment.

(b) Monthly Base Rent. During the Extension Term, Tenant shall pay fixed rent (“Base Rent”) in accordance with the following schedule:

Months	Monthly Payment
April 1, 2023 – March 31, 2024	$60,933.33

(c) Notices. All notices to Landlord shall be addressed to:

Icon Keystone NJP III Owner Pool 4 NJ, LLC

90 Park Avenue, 32nd Floor

New York, NY 10016

Attn: General Counsel

Email: opsdistribution@linklogistics.com

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With copies of any notices to Landlord shall be sent to:

Icon Keystone NJP III Owner Pool 4 NJ, LLC

602 W. Office Center Drive, Suite 200

Fort Washington, PA 19034

Attn: Lease Administration

Email: leaseadministration@linklogistics.com

3. Condition of Demised Premises. Tenant acknowledges that it currently occupies the Demised Premises and agrees by remaining in the Demised Premises that it accepts the Demised Premises in their “as-is” condition, with no additional obligation on the part of Landlord to repair, remodel or refurbish the Demised Premises in any respect, subject to Landlord’s maintenance, repair, and restoration obligations in the Lease.

4. Use. In no event shall any portion of the Demised Premises be used for any marijuana or marijuana related business (including, but not limited to, the cultivation, manufacture, processing, storage or sale of cannabis or cannabis-related products). In addition, notwithstanding anything to the contrary in the first grammatical sentence of Section 8(d) of the Original Lease, Tenant is and shall be permitted to use in the Demised Premises the Hazardous Substances contained in the materials listed on Exhibit A to this Amendment, which materials shall only be handled, stored and used in quantities and use consistent with the use of the Demised Premises otherwise permitted by Section 8 of the Original Lease.

5. Compliance with Environmental Laws. The fourth (4th) grammatical paragraph of Section 16(b) of the Original Lease is hereby amended and restated in its entirety as follows:

“Tenant shall diligently effectuate and complete full compliance with ISRA and any other applicable Environmental Law, including but not limited to any necessary cleanup. Tenant shall commence its compliance with such laws in sufficient time prior to the expiration of the term of this Lease (which shall mean the term of the Lease as the same may have been extended), so as to complete its obligations under this paragraph prior to the expiration of the term of this Lease. Tenant shall deliver to Landlord an Entire Site Unrestricted Response Action Outcome (“RAO”) as defined by the New Jersey Brownfield and Contaminated Site Remediation Act, N.J.S.A 58:10B-1, et seq. and guidance issued by the New Jersey Department of Environmental Protection thereunder, prior to the expiration of the term of this Lease. If Tenant fails to deliver to Landlord a RAO prior to the expiration of the term of this Lease, then Tenant shall provide a RAO to Landlord as soon as reasonably practicable after the expiration of the term of this Lease, and Tenant and Landlord shall enter into an access agreement in form and substance reasonably approved by Tenant and Landlord prior to the expiration of the term of this Lease. Tenant’s obligations under this paragraph shall survive the termination of this Lease.”

6. Options. All option rights granted to Tenant, if any, contained in the Lease, including, without limitation, options and rights to extend or renew the term of the Lease, expand the Demised Premises, terminate the Lease and purchase the Demised Premises, are hereby deleted and are of no force and effect.

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7. Payment of Commission. In connection with this Amendment, each party hereto represents to the other that the representing party has not used the services of a broker or other real estate agent or licensee other than Cushman & Wakefield representing Tenant (“Tenant’s Broker”) and CBRE representing Landlord (“Landlord’s Broker’). In the event of a claim for broker’s fee, finder’s fee, commission or other similar compensation in connection herewith based on any other relationship with or through either party, such party hereby agrees to protect, defend and indemnify the other party against and hold such other party harmless from any and all damages, liabilities, costs, expenses and losses (including, without limitation, reasonable attorneys’ fees and costs) which such other party may sustain or incur by reason of such claim. Brokerage commissions of Landlord’s Broker and Tenant’s Broker shall be paid by Landlord pursuant to a separate commission agreement.

8. Waiver. No failure or delay by a party to insist upon the strict performance of any term, condition or covenant of this Amendment, or to exercise any right, power or remedy hereunder shall constitute a waiver of the same or any other term of this Amendment or preclude such party from enforcing or exercising the same or any such other term, conditions, covenant, right, power or remedy at any later time.

9. Ratification. As amended hereby the Lease is hereby ratified and shall remain in full force and effect. As of the execution hereof, Tenant represents, acknowledges and confirms to Landlord that all of the terms, conditions, covenants, agreements and provisions of the Original Lease, except as modified hereby, are in full force and effect.

10. Governing Law; Venue. This Amendment shall be construed and governed by the laws of the state where the Demised Premises are located. Except to the extent required otherwise by applicable law, the venue for any action relating to this Amendment shall be brought solely and exclusively in the state and the county in which the Demised Premises are located.

11. Authority. This Amendment shall be binding upon and inure to the benefit of the parties, their respective heirs, legal representatives, successors and assigns. Each party hereto warrants to the other that (i) it has full right and authority to execute, deliver and perform this Amendment, (ii) the person signing below on such party’s behalf is authorized to do so and to bind such party to the terms of this Amendment, and (iii) no consent or approval of any person or entity is necessary for the consummation by the representing party of this Amendment that has not been obtained by the representing party prior to the execution and delivery of this Amendment.

12. Attorneys’ Fees and Costs. In the event of any action at law or in equity between the parties to enforce any of the provisions hereof, the substantially non-prevailing party to such litigation shall pay to the substantially prevailing party all costs and expenses, including reasonable attorneys’ fees (including costs and expenses incurred in connection with all appeals) incurred by the substantially prevailing party, and these costs, expenses and attorneys’ fees may be included in and as part of the judgment.

13. Holding Over. If Tenant remains in possession of all or any part of the Demised Premises after the Expiration Date, then such holding over shall be a tenancy at sufferance, for the entire Demised Premises, subject to the terms and conditions of the Lease, except that Tenant shall pay monthly installments of Base Rent (determined on a per month basis without reduction for partial months during the holdover) equal to 200% of the monthly installment of Base Rent in effect immediately prior to such holding. This Section shall not be construed as Landlord’s permission for Tenant to holdover. Acceptance of rent by Landlord following expiration or termination shall not constitute an extension of the Term or prevent Landlord from immediate recovery of possession of the Demised Premises by summary proceedings or otherwise. Notwithstanding any provision in this Lease to the contrary, any holdover by Tenant shall constitute an event of default on the part of Tenant under this Lease entitling Landlord to exercise, without obligation to provide Tenant any notice or cure period, all of the remedies available to Landlord in the case of an event of default by Tenant. If Tenant remains in possession of all or any part of the Demised Premises after the Expiration Date, then Tenant shall indemnify and hold Landlord harmless from and against all losses (including, without limitation, consequential damages) resulting from or arising out of Tenant’s failure to surrender the Demised Premises, including, but not limited to, any amounts required to be paid to any tenant or prospective tenant who was to have occupied the Demised Premises after the Expiration Date and any related attorneys’ fees and brokerage commissions. By way of clarification and not limitation, the performance of Tenant’s obligations under the fourth (4th) grammatical paragraph of Section 16(d) of the Original Lease, as amended by this Amendment, following the end of the term of this Lease shall not constitute Tenant’s remaining in possession of all or any part of the Demised Premises, shall not be deemed a holdover by Tenant, and shall not be subject to the terms of this Section 13.

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14. Entire Agreement; No Amendment. This Amendment constitutes the entire agreement and understanding between the parties with respect to the subject of this amendment and shall supersede all prior written and oral agreements concerning this subject matter. This Amendment may not be amended, modified or otherwise changed in any respect whatsoever except by a writing duly executed by authorized representatives of Landlord and Tenant. Each party acknowledges that it has read this Amendment, fully understands all of this Amendment’s terms and conditions, and executes this Amendment freely, voluntarily and with full knowledge of its significance. Each party to this Amendment has had the opportunity to receive the advice of counsel prior to the execution hereof.

15. Severability. If any provision of this Amendment or the application thereof to any person or circumstances shall be invalid or unenforceable to any extent, the remainder of this Amendment and the application of such provision to other persons or circumstances, other than those to which it is held invalid, shall not be affected and shall be enforced to the furthest extent permitted by law.

16. Counterparts. This Amendment may be executed in counterparts and in facsimile or by PDF, and such counterparts together shall constitute but one original of the Amendment. Each counterpart shall be equally admissible in evidence, and each original shall fully bind each party who has executed it.

17. Agreement to Perform Necessary Acts. Each party agrees that upon demand, it shall promptly perform all further acts and execute, acknowledge, and deliver all further instructions, instruments and documents which may be reasonably necessary or useful to carry out the provisions of this Amendment.

18. Captions and Headings. The titles or headings of the various paragraphs hereof are intended solely for convenience of reference and are not intended and shall not be deemed to modify, explain or place any construction upon any of the provisions of this Amendment.

[Signatures on Following Page]

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IN WITNESS WHEREOF, the undersigned have duly executed this Amendment as of the Effective Date.

LANDLORD:

ICON KEYSTONE NJP III OWNER POOL 4 NJ, LLC, a Delaware limited liability company

By:	/s/ Charlie Ripple
Name:	Charlie Ripple
Title:	Vice President

TENANT:

BOONTON ELECTRONIC CORPORATION, a New Jersey corporation

By:	/s/ Michael Kandell
Name:	Michael Kandell
Title :	CFO

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EXHIBIT A

List of Hazardous Substances

A-1